09/04/2024

SIGN-ON EQUITY GRANT
RESTRICTED STOCK RIGHTS AWARD AGREEMENT

THIS RESTRICTED STOCK RIGHTS AWARD AGREEMENT (the “Agreement”) is entered into by and between TXNM Energy, Inc. (the “Company”) and Brian G. Iverson (the “Employee”) (each, a “Party” and collectively, the “Parties”) as of September 16, 2024 (the “Start Date”).
RECITALS
Employee will join the Company as General Counsel, Senior Vice President Regulatory and Public Policy, and Corporate Secretary, on the Start Date. In connection with Employee’s appointment, the Company has agreed to grant to Employee a one-time sign-on equity grant (the “Sign-On Equity Grant”) in the form of this Restricted Stock Rights Award. The Company wishes to provide Employee with such Sign-On Equity Grant under the terms and conditions specified by this Agreement.
TERMS AND CONDITIONS
1.Scope of Agreement; At Will Employment.
This Agreement deals solely with the grant and payment of the Restricted Stock Rights Award. All other terms and conditions of Employee’s employment are determined pursuant to the Company’s employment policies and practices, unless otherwise specifically modified by this Agreement.
Employee acknowledges that Employee’s employment by the Company or an Affiliate is and remains “at-will” and that Employee or the Company may terminate the employment relationship at any time and for any reason, without prior notice. This Agreement only governs the terms of the grant and payment of the Restricted Stock Rights Award.
2.Sign-On Equity Grant – Restricted Stock Rights Award.
(a)Amount. Subject to the terms of this Agreement, Employee is hereby granted a Restricted Stock Rights Award that is equal to $400,000 divided by the Fair Market Value of one share of Company Stock as of the Grant Date. The Grant Date for the Restricted Stock Rights Award is the Start Date. The Restricted Stock Rights Award is granted pursuant to the terms of the 2023 Performance Equity Plan (the “PEP”).
(b)Vesting Date. Employee shall be fully vested in 50% of the Restricted Stock Rights Award on the Grant Date. Employee shall fully vest in the remaining 50% of the Restricted Stock Rights Award on the first anniversary of the Grant Date (the “First Anniversary Vesting Date”), provided that Employee still is employed by the Company or an Affiliate on such First Anniversary Vesting Date.
(c)Timing. The first fifty percent of the Restricted Stock Rights Award shall be delivered to Employee in the form of Stock no later than thirty days after the Grant Date. The remaining fifty percent of the Restricted Stock Rights Award shall be delivered to Employee in the form of Stock no later than thirty days after the First Anniversary Vesting Date, provided, however, that if the Company

4896-1949-4356.3

is in a blackout on the First Anniversary Vesting Date, the Stock shall be delivered on the first trading day after expiration of the blackout period.
3.Termination of Employment.
If the Company or an Affiliate terminates Employee’s employment for any reason, either with or without “Cause,” or due to Employee’s death or Disability, or if Employee terminates employment with the Company or its Affiliates for any reason, prior to the First Anniversary Vesting Date then Employee forfeits any right to payment for the portion of the Restricted Stock Rights Award that would otherwise vest on the First Anniversary Vesting Date.
4.No Voting Rights, Dividend Equivalents or other Distributions.
For the avoidance of doubt, Employee shall have no voting rights or any right to receive dividend equivalents or other distributions with respect to the shares of Stock that are subject to this Restricted Stock Rights Award until the Company has issued the shares of Stock to which Employee is entitled to pursuant to this Agreement.
5.Clawback.
The Restricted Stock Rights Award described by this Agreement is subject to potential forfeiture or recovery to the fullest extent called for by the Company’s Clawback Policy. By accepting this Restricted Stock Rights Award, the Employee consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy. To satisfy any recoupment obligation arising under the Clawback Policy or otherwise under applicable laws, rules, or stock exchange listing standards, among other things, the Employee expressly and explicitly authorizes the Company to issue instructions, on the Employee’s behalf, to any brokerage firm or service provider engaged by the Company to hold any shares of Stock to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy.
6.Withholding.
Payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
7.Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of the Company and Employee, but neither this Agreement nor any rights arising hereunder may be assigned, pledged or otherwise alienated by Employee.
8.Severability.
If any provision of this Agreement as applied to either Party or to any circumstances is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

9.Amendment or Waiver.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of the Company. No waiver by either Party at any time of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of any other condition or provision at any time.
10.Governing Law.
This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Mexico.
11.Entire Agreement.
This Agreement embodies the entire agreement of the Parties respecting the Restricted Stock Rights Award described herein and with respect to the other terms expressly set forth in this Agreement.
12.Further Assurances.
Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other Party to evidence and reflect the transactions described and contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement.
13.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
14.Section 409A Compliance.
(a)Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.
(c)Compliant Operation and Interpretation. This Agreement shall be administered in accordance with Section 409A of the Code or an exception thereto, and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Although this Agreement has been designed to comply with Section 409A of the Code or to fit within an exception to the requirements of Section 409A of the Code, the Company specifically does not warrant such compliance. Employee is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provision of the Code, and the

Company shall not be liable to Employee if any payment or benefit hereunder fails to be exempt from, or to comply with, Section 409A of the Code. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).
15.    Defined Terms.
Capitalized terms used in but not otherwise defined in this Agreement shall have the meanings given to them in the PEP.
IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the date set forth below.
TXNM Energy, Inc.

By:	/s/ Patricia K. Collawn
Its:	Chief Executive Officer

Date:	9/6/2024

Employee

/s/ Brian Iverson
Employee Signature

Brian Iverson
Employee Name (printed)

Date:	9/6/2024

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